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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of BrightStar Information Technology Group, Inc. on Form S-1 of our reports for Brian R. Blackmarr and Associates, Inc. dated December 19, 1997, Integrated Controls, Inc. dated February 9, 1998, Mindworks Professional Education Group, Inc. dated February 6, 1998, Software Consulting Services America, LLC dated February 16, 1998, Software Innovators, Inc. dated December 19, 1997, Zelo Group, Inc. dated February 16, 1998, and BIT Investors, LLC dated February 16, 1998, appearing in Registration Statement No. 333-43209 on Form S-1 dated April 14, 1998 and the Prospectus, which is part of Registration Statement No. 333-43209.

DELOITTE & TOUCHE LLP
Dallas, Texas

April 20, 1998